EX 5.1 AND 23.1

CLETHA A. WALSTRAND

ATTORNEY AT LAW

8 EAST BROADWAY, SUITE 609

SALT LAKE CITY, UT 84111

OFFICE: 801-363-0890     FAX: 801-363-8512

cwalstrand@networld.com

December 24, 2003

The Board of Directors

Cal-Bay International, Inc.

1582 Parkway Loop, Suite G

Tustin, CA 92780

Gentlemen:

We have been retained by Cal-Bay International, Inc. (the “Company”), in connection with the Registration Statement on Form SB-2 filed by the Company with the Securities and Exchange Commission (the “Registration Statement”) relating to 20,000,000 shares of common stock, par value $0.001 per share.  You have requested that we render an opinion as to whether the common stock as proposed to be issued on the terms set forth in the Registration Statement will be validly issued, fully paid and non-assessable.

In connection with this engagement, we have examined the following:

1.

the articles of incorporation of the Company;

2.

the Registration Statement;

3.

the bylaws of the Company; and

4.

unanimous consents of the board of directors.

We have examined such other corporate records and documents and have made such other examinations as we deemed relevant.

Based upon the above examination, we are of the opinion that the shares of common stock proposed to be issued pursuant to the Registration Statement, are validly authorized and, when issued in accordance with the terms set forth in the Registration Statement, will be validly issued, fully paid, and non-assessable.

We hereby consent to being named in the Prospectus included in the Registration Statement as having rendered the foregoing opinion and as having represented the Company in connection with the Registration Statement.  We also consent to the reproduction of this legality opinion as an exhibit to the Registration Statement.

Sincerely yours,

/s/Cletha A. Walstrand

Attorney at Law